Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. Reports Financial Results

for the Third Quarter of 2011

Syracuse, New York — (Businesswire) – November 7, 2011 — Carrols Restaurant Group, Inc. (Nasdaq: TAST) today announced financial results for the third quarter ended October 2, 2011.

Highlights for the third quarter of 2011 versus the third quarter of 2010 include:

•

Total revenues increased 5.0% to $211.8 million in the third quarter of 2011 compared to $201.6 million in the third quarter of 2010. Revenues for Fiesta Restaurant Group, Inc., an indirect wholly-owned subsidiary of the Company that owns and operates the Pollo Tropical and Taco Cabana restaurant businesses, increased 8.9% to $121.2 million from $111.3 million in the same period last year.

•	Comparable restaurant sales increased 7.9% at Pollo Tropical, 5.3% at Taco Cabana and 1.6% at Burger King;

•	Net income for the third quarter of 2011 was $3.4 million, or $0.15 per diluted share, compared to net income of $4.6 million, or $0.21 per diluted share in the third quarter of 2010.

•

Earnings in the third quarter of 2011 included certain non-recurring charges of $2.8 million, or $0.09 per diluted share after tax, including a $2.4 million charge related to the early extinguishment of debt. Earnings in the third quarter of 2010 included an insurance gain of $0.4 million, or $0.01 per diluted share, after tax.

As of October 2, 2011, the Company owned and operated 551 restaurants, including 302 Burger King, 91 Pollo Tropical and 158 Taco Cabana restaurants, and also franchised 35 restaurants.

Alan Vituli, Chairman and Chief Executive Officer of Carrols Restaurant Group, Inc. commented, “We posted gratifying results for the quarter given the economic uncertainty and inflationary pressures. Fiesta Restaurant Group continued its solid performance with strong gains at Pollo Tropical and continued momentum at Taco Cabana. Both brands continue to demonstrate their increasing consumer appeal enhanced by our successful marketing and product initiatives. Our Burger King restaurants posted a modest increase in comparable restaurant sales for the quarter; the first in some time. We are hopeful that the transformational changes underway at Burger King through its new products, image enhancements and new marketing initiatives will provide continued momentum as we move forward.”

Third Quarter 2011 Results

Total revenues increased 5.0% to $211.8 million in the third quarter of 2011 from $201.6 million in the third quarter of 2010, with revenues from Fiesta Restaurant Group increasing 8.9% to $121.2 million from $111.3 million.

Pollo Tropical revenues increased 10.7% to $52.7 million in the third quarter of 2011 from $47.6 million in the third quarter of 2010. Pollo Tropical comparable restaurant sales increased 7.9%. Two Pollo Tropical restaurants were opened and one Pollo Tropical restaurant was closed during the period.

Taco Cabana revenues increased 7.5% to $68.5 million in the third quarter of 2011 from $63.7 million in the third quarter of 2010. Taco Cabana comparable restaurant sales increased 5.3%. One Taco Cabana restaurant was opened during the period.

Burger King revenues increased 0.3% to $90.6 million in the third quarter of 2011 from $90.4 million in the third quarter of 2010. Burger King comparable restaurant sales increased 1.6%. One Burger King restaurant was closed during the period.

Income from operations increased to $13.0 million during the third quarter of 2011 from $12.1 million in the third quarter of 2010, and as a percentage of total revenues, increased from 6.0% to 6.2%.

Interest expense increased to $5.8 million during the third quarter of 2011 from $4.7 million in the third quarter of 2010.

Net income for the third quarter of 2011 was $3.4 million, or $0.15 per diluted share, compared to net income of $4.6 million, or $0.21 per diluted share in the prior year. Earnings in the third quarter of 2011 included non-recurring charges of $2.8 million, or $0.09 per diluted share after tax, including a $2.4 million charge related to the early extinguishment of debt, $0.2 million in expenses related to the spinoff of Fiesta Restaurant Group and a $0.1 million loss on the sale of a property. Earnings in the third quarter of 2010 included a $0.4 million insurance gain, or $0.01 per diluted share, after tax.

Nine Months Results

For the nine months ended September 30, 2011, total revenues increased 2.9% to $618.8 million from $601.2 million in the same period last year. Revenues for Fiesta Restaurant Group increased 8.6% to $358.0 million from $329.8 million in the nine months ended September 30, 2010. Net income for the Company was $11.2 million, or $0.50 per diluted share, compared to $9.3 million, or $0.43 per diluted share, for the nine months ended September 30, 2010.

Refinancing

On August 5, 2011, the Company completed a refinancing of its existing indebtedness. Carrols LLC (a wholly owned subsidiary of Carrols Corporation that operates the Company’s Burger King restaurants) and Fiesta Restaurant Group each entered into new and independent financing arrangements. Fiesta Restaurant Group sold $200 million of 8.875% Senior Secured Second Lien Notes due 2016 and entered into a $25 million secured revolving credit facility which was undrawn at closing. Carrols LLC entered into an $85 million secured credit facility including term loan borrowings of $65 million and an undrawn $20 million revolving credit facility. Proceeds from these borrowings were used to repay existing debt, related fees and expenses and generated excess cash of approximately $9.5 million.

2011 Outlook

The Company is not providing specific earnings guidance for 2011. However, the Company is providing the following updated information which does not include any impact from the planned spin-off of Fiesta Restaurant Group:

•

Comparable restaurant sales are expected to increase approximately 8.5% to 9.5% for Pollo Tropical and to increase approximately 3.5% to 4.5% for Taco Cabana. Burger King comparable restaurant sales are expected to be approximately 1% to 2% negative for the full year;

•	Commodity costs are still expected to increase 5% to 6% for Pollo Tropical, 8% to 9% for Taco Cabana, and 5% to 6% for Burger King;

•	Fiesta will open a total of six new restaurants, all of which are open. For the balance of the year, the Company plans to close one or two more Burger King restaurants;

•	Total capital expenditures of $49 million to $51 million;

•	Total interest expense is still anticipated to increase approximately $2.0 million to $2.5 million in the second half of 2011 as a result of the refinancing of the Company’s debt; and

•	The Company’s annual effective tax rate is estimated to be 28% to 29%.

Mr. Vituli concluded, “Having completed the refinancing of our debt in August, we continue to move forward with the separation of Fiesta Restaurant Group. While we wait to hear from the Internal Revenue Service on our private letter ruling request, we are taking steps to complete the numerous separation agreements and to register the Fiesta Restaurant Group shares with the SEC. Although we hoped to complete all of this by the end of the year, we now believe that the transaction is more likely to be completed early in the first quarter of 2012. We remain committed to completing the spin-off as soon as practical.”

Conference Call Today

The Company will host a conference call to discuss the third quarter 2011 financial results today at 4:30 PM Eastern Time.

The conference call can be accessed live over the phone by dialing 888-846-5003 or for international callers by dialing 480-629-9856. A replay will be available one hour after the call and can be accessed by dialing 800-406-7325 or for international callers by dialing 303-590-3030; the passcode is 4485216. The replay will be available until Monday, November 14, 2011. The call will also be webcast live from the Company’s website at www.carrols.com, under the investor relations section.

About the Company

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation and Fiesta Restaurant Group, is one of the largest restaurant companies in the United States. The Company operates three restaurant brands in the quick-casual and quick-service restaurant segments with 551 company-owned and operated restaurants in 17 states as of October 2, 2011, and 35 franchised restaurants in the United States, Puerto Rico, Ecuador, Honduras, Trinidad, the Bahamas and Venezuela. Carrols Restaurant Group, through its indirect wholly-owned subsidiary Fiesta Restaurant Group, owns and operates the Pollo Tropical and Taco Cabana restaurant businesses. Carrols Restaurant Group is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects”, “intends” or similar expressions. In addition, expressions of our strategies, intentions or plans, (including, without limitation, the Company’s potential spin-off transaction) are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s and Carrols Corporation’s filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.

Consolidated Statements of Operations

(in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended September 30, (a)		Nine Months Ended September 30, (a)
	2011	2010	2011	2010
Revenues:
Restaurant sales	$211,380	$201,272	$617,596	$600,080
Franchise royalty revenues and fees	376	353	1,242	1,165

Total revenues	211,756	201,625	618,838	601,245

Costs and expenses:
Cost of sales	65,701	60,093	192,188	182,260
Restaurant wages and related expenses (b)	60,163	59,027	178,963	177,772
Restaurant rent expense	12,265	12,035	36,527	36,623
Other restaurant operating expenses	30,290	29,649	87,253	86,986
Advertising expense	8,270	8,856	23,245	23,460
General and administrative expenses (b)	13,702	12,022	41,307	37,196
Depreciation and amortization	8,246	8,080	24,743	24,315
Impairment and other lease charges	(11)	191	2,044	4,092
Other loss (income)	105	(400)	(343)	(400)

Total costs and expenses	198,731	189,553	585,927	572,304

Income from operations	13,025	12,072	32,911	28,941
Interest expense	5,757	4,693	14,949	14,144
Loss on extinguishment of debt	2,449	—	2,449	—

Income before income taxes	4,819	7,379	15,513	14,797
Provision for income taxes	1,414	2,786	4,354	5,455

Net income	$3,405	$4,593	$11,159	$9,342

Basic net income per share	$0.16	$0.21	$0.52	$0.43

Diluted net income per share	$0.15	$0.21	$0.50	$0.43

Basic weighted average common shares outstanding	21,691	21,623	21,666	21,619

Diluted weighted average common shares outstanding	22,233	21,777	22,154	21,820

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. For convenience, all references to the three and nine months ended October 2, 2011 and October 3, 2010 are referred to as the three and nine months ended September 30, 2011 and September 30, 2010, respectively. The three and nine months ended September 30, 2011 and 2010 each included 13 and 39 weeks, respectively.
(b)	Restaurant wages and related expenses include stock-based compensation expense of $6 and $21 for the three months ended September 30, 2011 and 2010, respectively, and $27 and $49 for the nine months ended September 30, 2011 and 2010, respectively. General and administrative expenses include stock-based compensation expense of $714 and $402 for the three months ended September 30, 2011 and 2010, respectively, and $2,091 and $1,183 for the nine months ended September 30, 2011 and 2010, respectively.

Carrols Restaurant Group, Inc.

The following table sets forth certain unaudited supplemental financial and other restaurant data for the periods indicated (in thousands, except number of restaurants):

	(unaudited)		(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30, (a)
	2011	2010	2011	2010
Segment revenues:
Burger King	$90,599	$90,356	$260,816	$271,431
Pollo Tropical	52,675	47,567	157,553	139,873
Taco Cabana	68,482	63,702	200,469	189,941

Total revenues	$211,756	$201,625	$618,838	$601,245

Change in comparable restaurant sales: (a)
Burger King	1.6%	(3.2)%	(2.3)%	(3.7)%
Pollo Tropical	7.9%	8.8%	10.6%	6.3%
Taco Cabana	5.3%	1.0%	4.0%	(0.3)%

Adjusted Segment EBITDA: (b)
Burger King	$6,150	$6,394	$12,402	$15,702
Pollo Tropical	8,582	7,489	28,222	22,361
Taco Cabana	7,353	6,483	20,849	20,117

Average sales per restaurant: (c)
Burger King	$302	$295	$865	$879
Pollo Tropical	583	526	1,739	1,538
Taco Cabana	435	409	1,279	1,219

New restaurant openings:
Burger King	—	—	2	1
Pollo Tropical	2	—	2	—
Taco Cabana	1	1	4	1

Total new restaurant openings	3	1	8	2

Restaurant closings:
Burger King	(1)	(3)	(5)	(7)
Pollo Tropical	(1)	—	(2)	(1)
Taco Cabana	—	—	(1)	(1)

Net new restaurants	1	(2)	—	(7)

Number of company owned restaurants:
Burger King	302	306
Pollo Tropical	91	90
Taco Cabana	158	156

Total company owned restaurants	551	552

	At 10/2/11	At 1/2/11
Long-term debt (d)	$276,220	$263,513

(a)	Restaurants are included in comparable restaurant sales after they have been open for 12 months for Burger King restaurants and 18 months for Pollo Tropical and Taco Cabana restaurants.
(b)

Adjusted Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense, other income and expense and gains or losses on extinguishment of debt. Adjusted Segment EBITDA is used because it is the measure of segment profit or loss reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment’s performance. This may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Adjusted Segment EBITDA for our Burger King restaurants includes general and administrative expenses related directly to the Burger King segment as well as the expenses associated with administrative support to all three of the Company’s segments including executive management, information systems and certain accounting, legal and other administrative functions. For the three and nine months ended September 30, 2011, the administrative support expenses provided to Pollo Tropical included in the Burger King segment were $1.1 million and $3.3 million, respectively, and the administrative support expenses provided to Taco Cabana included in the Burger King segment were $1.4 million and $4.2 million respectively. For the three and nine months ended September 30, 2010, these expenses included in the Burger King segment were $0.8 million and $2.8 million, respectively, for Pollo Tropical and $1.1 million and $3.6 million, respectively, for Taco Cabana.
(c)	Average sales for company-owned or operated restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of restaurants for the applicable segment for such period.
(d)	Long-term debt (including current portion) at October 2, 2011 included $200,000 of Fiesta Restaurant Group’s 8.875% Senior Secured Second Lien Notes, $65,000 of outstanding term loan borrowings under Carrols LLC’s senior credit facility, $10,063 of lease financing obligations and $1,157 of capital lease obligations. Long-term debt at January 2, 2011 (including current portion) included $165,000 of Carrols Corporation’s 9% senior subordinated notes, $87,250 of outstanding borrowings under its senior credit facility, $10,061 of lease financing obligations and $1,202 of capital lease obligations.